Exhibit 99.1
News Release

Amkor Technology Completes Acquisition of NANIUM

▪	Strengthens Amkor’s leading position in Wafer-Level Packaging

▪	Offers the market’s “best-in-class” Wafer-Level Fan-Out solution

TEMPE, Ariz., May 22, 2017 - Amkor Technology, Inc. (Nasdaq: AMKR) today announced that it has completed the acquisition of NANIUM S.A., a world class provider of wafer-level fan-out (WLFO) semiconductor packaging solutions.

The acquisition of NANIUM will strengthen Amkor’s position in the fast growing market of wafer-level packaging for smartphones, tablets and other applications. NANIUM has developed a high-yielding, reliable WLFO technology, and has successfully ramped that technology to high volume production.

“Amkor is a leader in wafer-level CSP and high-density integrated fan-out technologies,” said Steve Kelley, Amkor’s president and chief executive officer. “With the acquisition of NANIUM, we will have an equally compelling value proposition in the low-density fan-out area. NANIUM is widely viewed as the fan-out technology leader as well as a very capable manufacturer, having shipped more than one billion WLFO packages utilizing a state-of-the-art 300mm wafer-level packaging production line.”

NANIUM employs approximately 650 people and is based in Porto, Portugal.

About Amkor Technology

Amkor Technology, Inc. is one of the world’s largest providers of outsourced semiconductor packaging and test services. Founded in 1968, Amkor pioneered the outsourcing of IC packaging and test, and is now a strategic manufacturing partner for more than 250 of the world’s leading semiconductor companies, foundries and electronics OEMs. Amkor’s operational base includes 10 million square feet of floor space with production facilities, product development centers, and sales and support offices located in key electronics manufacturing regions in Asia, Europe and the U.S. For more information, visit www.amkor.com.

Forward-Looking Statement Disclaimer

This press release contains forward-looking statements within the meaning of federal securities laws. All statements other than statements of historical fact are considered forward-looking statements including, without limitation, statements regarding growth in the market for wafer-level packaging, the reliability of WLFO technology, Amkor’s position in the wafer-level packaging and WLFO markets and ability to build on NANIUM’s technologies and NANIUM’s future growth and the acceptance and growth of its technology. These forward-looking statements involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward-looking statements, including, but not limited to, the ability

Exhibit 99.1
News Release

of Amkor to successfully integrate NANIUM’s operations. Other important risk factors that could affect the outcome of the events set forth in these statements and that could affect our operating results and financial condition are discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2016 and in the company's subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof. Amkor undertakes no obligation to review or update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

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Amkor Contact Greg Johnson Vice President, Finance and Investor Relations +1 480-786-7594 greg.johnson@amkor.com